Exhibit 5.1

812 SAN ANTONIO STREET SUITE 600 AUSTIN, TEXAS 78701 TEL 512 — 583 — 5900 FAX 512 — 583 — 5940

May 23, 2013

First NBC Bank Holding Company

210 Baronne Street

New Orleans, Louisiana 70112

Re:	First NBC Bank Holding Company

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to First NBC Bank Holding Company, a Louisiana corporation (“Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration by the Company of an aggregate of 1,318,000 shares (“Shares”) of the Company’s common stock issued pursuant to the First NBC Bank Holding Company Stock Incentive Plan (as amended, the “2006 Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Plan; (b) the Registration Statement; (c) the Articles of Incorporation of the Company, as amended to date and currently in effect; (d) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (d) certain resolutions of the Board of Directors of the Company relating to the transactions described in the Registration Statement; and (e) the forms of award agreements under the Plan. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

First NBC Bank Holding Company

May 23, 2013

This opinion is based on the laws of the State of Louisiana, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date.

Based on and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued and paid for by the participants in the Plan as contemplated by the Plan and in accordance with the terms and conditions of the respective Plan and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP